EXHIBIT 10.44

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (hereinafter called the “Agreement”) is made effective the 2nd day of November, 2004, by and between Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonstock, nonprofit Wisconsin corporation, and Inspire Pharmaceuticals, Inc. (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware.

WHEREAS, WARF and Yeda Research and Development Co. Ltd. (hereinafter called “Yeda”) own certain inventions described in the “Licensed Patents” defined below and have entered into an agreement under which Yeda has granted to WARF the exclusive right to grant, negotiate, execute, administer and enforce licenses under the Licensed Patents for the benefit of WARF and Yeda (collectively referred to hereinafter as the “Licensors”); and

WHEREAS, WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2. Grant.

A. License.

WARF hereby grants to Licensee on behalf of the Licensors, and Licensee hereby accepts, subject to the terms and conditions hereof, an exclusive license under the Licensed Patents, with the right to grant sublicenses in accordance with Section 2B below, to develop, make, have made, use, market, distribute, import, offer for sale and sell Products in the Licensed Field and Licensed Territory.

B. Sublicenses.

(i) Licensee may grant written sublicenses to third parties with respect to the rights licensed hereunder. Any agreement granting a sublicense shall state that the sublicense is subject to the termination of this Agreement, but that such Sublicensee shall have the right simultaneously with such termination to obtain a license directly from WARF, and WARF shall simultaneously grant such a license, under the terms and conditions set forth in this Agreement. During the term of this Agreement, Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee. Licensee shall provide WARF with the name, contact information and address of each Sublicensee, as well as information regarding the number of full-time employees of any such Sublicensee to allow WARF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes.

(ii) With respect to sublicenses granted by Licensee under this Section 2B, Licensee shall pay to WARF what Licensee would have been required to pay to WARF had Licensee sold the amount of Products sold by such Sublicensee. In addition, if Licensee receives fees or milestone payments in consideration for the grant of rights under any sublicense, and such amounts are not royalty payments based directly upon the amount or value of Products sold by the Sublicensee, then Licensee shall pay to WARF a percentage of such fee or milestone payments as follows:

(a) [CONFIDENTIAL] of such fee or milestone payments received under each sublicense agreement entered into within [CONFIDENTIAL] of the date hereof;

(b) [CONFIDENTIAL] of such fee or milestone payments received under each sublicense agreement entered into prior to the date that is [CONFIDENTIAL] from the date hereof but subsequent to the date that is [CONFIDENTIAL] from the date hereof; and

(c) [CONFIDENTIAL] of such fee or milestone payments received under each sublicense agreement entered into subsequent to the date that is [CONFIDENTIAL] from the date hereof.

The parties agree that payments received by Licensee as payment to or reimbursement for actual costs and expenses, including direct, indirect and overhead allocations, calculated in accordance with Licensee’s accounting practices applied on a consistent basis in accordance with generally accepted accounting principles, incurred in conducting research or other activities on behalf of a Sublicensee as part of a research or collaboration or other agreement, or payments received by Licensee as consideration for services or goods provided to a Sublicensee, shall not be considered as payments subject to the percentage distribution set forth above. If goods provided by Licensee to its Sublicensees are Products as defined under this Agreement, then any payments received by Licensee for such goods shall be subject to Section 4C. Licensee shall not receive from its Sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement, without the express prior written consent of WARF, such consent not to be unreasonably withheld, conditioned or delayed.

C. Reservation of Rights.

Licensors hereby reserve the right to practice and use the inventions of the Licensed Patents solely for Non-Commercial Research Purposes, and to grant non-profit research institutions and governmental agencies non-exclusive licenses under the Licensed Patents for Non-Commercial Research Purposes, provided that such use shall specifically prohibit any human use or clinical administration.

D. License to WARF.

Licensee hereby grants WARF a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses solely to non-profit research institutions and governmental agencies, to practice and use “Improvements” for Non-Commercial Research Purposes, provided that such use shall specifically prohibit any human use or clinical administration. “Improvements” shall mean any patented modification by Licensee during the term of this Agreement of an invention described in the Licensed Patents that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more Valid Claims of the Licensed Patents. Licensee shall provide WARF with a written, enabling disclosure of each such invention, unambiguously identifying it as an invention governed by this paragraph, within six (6) months of the issuance of a patent thereon.

Section 3. Development.

Licensee agrees to and warrants that it has, or will obtain, the expertise reasonably necessary to independently evaluate the inventions of the Licensed Patents and to undertake the development of Products for sale in the commercial market, and that it so intends to develop Products for the commercial market. Further, the parties agree that Licensee has, as of the date hereof, provided WARF with a development plan encompassing at least the information set forth in Appendix E describing the steps Licensee reasonably anticipates, consistent with industry practice, as necessary to allow the inventions of the Licensed Patents to be utilized to provide Products for sale in the commercial market. The parties acknowledge that such plan may be subject to change, as determined by Licensee in its sole and reasonable discretion. In addition, within one (1) month following the end of each annual period ending on December 31 until the Date of First Commercial Sale of Products, Licensee will provide WARF with a written Development Report summarizing Licensee’s product development activities since the last Development Report and any necessary adjustments to the development plan. If Licensee fails to provide a written Development Report to WARF within forty-five (45) days of receipt of written request from WARF as a result of Licensee’s failure to provide the Development Report to WARF within the required time period set forth above (i.e., by January 31 for the prior calendar year), such failure shall be deemed a material breach of a material covenant under this Agreement. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise and/or the expertise of Licensee’s contractors and collaborators with respect thereto. WARF’s review of Licensee’s development plan is solely to verify the existence of Licensee’s commitment to the development activity described in Appendix E hereto and to assure compliance with Licensee’s obligations to utilize the inventions of the Licensed Patents to commercialize Products for the marketplace. WARF reserves the right to audit Licensee’s records relating to development of Products as required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

Section 4. Consideration.

A. License Fee.

Licensee agrees to pay to WARF a license fee of $150,000 within thirty (30) days of execution of this Agreement.

B. Milestone Fees.

Licensee agrees to pay to WARF the amounts detailed below within thirty (30) days of the achievement of the corresponding milestones.

Milestone	Milestone Fee
[CONFIDENTIAL]	$[CONFIDENTIAL]

[CONFIDENTIAL]	$[CONFIDENTIAL]

[CONFIDENTIAL]	$[CONFIDENTIAL]

[CONFIDENTIAL]	$[CONFIDENTIAL]

Each milestone payment above shall only be made once under this Agreement upon the initial accomplishment of the relevant milestone in connection with the first Product for which such milestone event occurs. Thus, a maximum of $1,800,000 in potential milestones is payable during the term of this Agreement.

C. Royalty; Combination Products; Third Party Royalties.

(i) In addition to the Section 4A license fee and Section 4B milestone fees, Licensee agrees to pay to WARF a royalty calculated as [CONFIDENTIAL] of the Selling Price of Products sold by or on behalf of Licensee in jurisdictions in the Licensed Territory where the use or sale of such Products would, but for the licenses granted hereunder, infringe a Valid Claim of the Licensed Patents in that jurisdiction. The royalty shall be deemed earned as of the earlier of the date the Product is actually sold or otherwise transferred for consideration, or the date an invoice is sent by Licensee. No multiple royalty shall be payable because the manufacture, use, sale or distribution of a Product is covered by more than one Valid Claim. In addition, with respect to transfers of Products by, between or among Licensee and Licensee’s affiliates or Sublicensees, no royalty shall be due and payable where the affiliate or Sublicensee will resell the Products and such resale will be subject to the earned royalty calculation.

(ii) Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that Products are sold by Licensee as part of a combination or bundled product, the Selling Price of such combination/bundled product, for the purposes of determining royalty payments due under this Agreement, shall be determined by multiplying the Selling Price (as defined on Appendix A) of the combination/bundled product by the fraction A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) or system sold separately in finished form, so that A+B is the average sale price of the product(s). In the event that such average sale price cannot be determined for both the Product and such other product(s) or system(s) in combination, the Selling Price for the purposes of determining royalty payments with respect to such combination or bundled product shall be commercially reasonable and determined by good faith negotiation between WARF and Licensee.

(iii) Notwithstanding the foregoing, in addition to and without limitation of any reduction in royalties pursuant to Section 4C(ii) above, if Licensee makes payments to one or more independent third parties during any calendar year to obtain or maintain a license or similar right under intellectual property owned by such independent third party as determined in good faith by Licensee, after consultation with WARF, to be reasonably necessary to avoid infringement thereof by the manufacture, use, or sale of Products, or to reasonably avoid infringement-related litigation with respect to such patent(s), then Licensee may deduct [CONFIDENTIAL] of such third party payments from royalties payable to WARF with respect to that calendar year, provided that such deduction does not exceed [CONFIDENTIAL] of the royalties payable to WARF under this Agreement during any such calendar year.

D. Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of $10,000 per calendar year, or pro rated portion thereof for each partial calendar year, during which this Agreement is in effect starting in calendar year 2008, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

E. Patent Fees and Costs.

(i) Licensee also agrees to reimburse the Licensors for all reasonable, documented costs associated with the filing, prosecution and maintenance of the Licensed Patents. Licensee shall pay to WARF $67,353.32 within thirty (30) days of execution of this Agreement to reimburse the Licensors for the previously-incurred expenses incurred with respect to the Licensed Patents. Licensee shall pay to WARF all reasonable, documented future expenses associated with the filing, prosecution and maintenance of the Licensed Patents within thirty (30) days of receiving an invoice from WARF with respect thereto.

(ii) WARF shall keep Licensee advised as to the maintenance of all Licensed Patents by promptly forwarding to Licensee copies of all official correspondence received or provided to the corresponding patent office relating thereto (including, but not limited to, patent applications, Office Actions, responses, etc.). Licensee shall have the right to advise WARF as to such maintenance; and further, Licensee shall have the right to make reasonable requests to WARF as to the conduct of such maintenance; provided, however, that Licensee understands and agrees that WARF has the sole and final authority to make final decisions.

(iii) WARF will maintain the Licensed Patents until WARF makes a good faith determination, in consultation with Licensee, that continued maintenance is unnecessary. If WARF makes such a good faith determination to abandon a Licensed Patent, WARF shall provide Licensee written notice of WARF’s intent to abandon such patent at least ninety (90) days in advance of any applicable statutory deadline. In such event, Licensee shall have the right to continue maintenance of said patent, at its own expense, on behalf of WARF, Yeda and Licensee, to the extent allowed under applicable law, by providing written notice thereof to WARF within such ninety (90) day period.

F. Accounting; Payments; Taxes.

(i) Amounts owing to WARF under Sections 2B and 4C shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the sixtieth (60th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to Licensors under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a). For converting any royalty payments on Selling Prices made in a currency other than U.S. dollars, Selling Prices shall first be determined in the currency of the country in which they are earned and shall be converted each calendar quarter into an account in U.S. dollars at the average of the bid and ask prices reported in the Wall Street Journal as of the close of the last business day of such calendar quarter in which such royalty is due. If the last day of such calendar quarter is not a business day, then the closest preceding business day shall be used for such calculation. All such converted Selling Prices for each country shall be consolidated for each calendar quarter and the applicable royalty payable determined therefrom. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for income taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement, where WARF has registered as a tax exempt entity and any such jurisdiction has approved such claim; otherwise, Licensee shall be entitled to deduct from any payments due to WARF all applicable taxes.

(iii) A full accounting showing how any amounts owing to WARF under Sections 2B and 4C have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on a form similar to that shown in Appendix C of this Agreement. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied.

Section 5. Certain Warranties.

A. WARF represents and warrants that, except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests:

(i) WARF and Yeda are the sole owners of the Licensed Patents or otherwise have the sole and exclusive right to grant the licenses granted to Licensee in this Agreement, and to the best of the WARF’s knowledge, free and clear of any liens, claims, and encumbrances of any non-governmental third party;

(ii) WARF and Yeda have entered into a definitive agreement granting to WARF the exclusive right to grant, negotiate, execute, administer and enforce exclusive licenses under the Licensed Patents with Licensee and such definitive agreement does not conflict with any provision or right or obligation granted or received hereunder;

(iii) subject to Section 2C above and to any research rights previously granted by Licensors to the inventors of the Licensed Patents or research rights reserved by the inventors of the Licensed Patents, WARF and Yeda have not granted to any third party any rights to or under the Licensed Patents that currently conflict or in the future will conflict with, contradict, or overlap with those granted hereunder; and

(iv) WARF and Yeda have not received any notification that the Licensed Patents are invalid or that the exercise of any rights granted hereunder will infringe on any patent or other proprietary right of any third party.

Nothing in this Agreement shall be construed as:

(i) a warranty or representation by the Licensors as to the validity or scope of any of the Licensed Patents;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to furnish any intellectual property not provided in the Licensed Patents or any services other than those specified in this Agreement.

B. THE LICENSORS MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUME NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES, OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C. Licensee represents and warrants that Products produced under the license granted herein for sale in the United States shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6. Recordkeeping.

A. Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s accounting referred to above, including, without limitation, inventory, purchase and invoice records relating to all Products and their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing the development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if applicable, for research and development activities. Such books and records shall be preserved for a period of not less than four (4) years after they are created during the term of this Agreement. Licensee shall use commercially reasonable efforts to include similar recordkeeping provisions in any sublicense granted under this Agreement.

B. Licensee shall take all steps necessary so that WARF may, within thirty (30) days of its request and at WARF’s cost and expense (except as provided under Section 6D below), but not more than once in any consecutive four (4) calendar quarters, review all the relevant books and records relating to Licensee’s activities under this Agreement to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports. Such review may be performed by any qualified WARF employee as to the Development Reports, or any registered certified public accountant (“CPA”) from a nationally-recognized accounting firm designated by WARF, upon reasonable notice as set forth above and during Licensee’s regular business hours. Licensee shall use commercially reasonable efforts to include similar auditing provisions in any sublicense granted pursuant to this Agreement. WARF agrees that any such WARF employee and registered CPA shall be subject to an obligation to maintain any information reviewed in confidence.

C. If a royalty payment deficiency is reasonably determined by such registered CPA, after normal adjustments, detailed information supporting such deficiency shall be provided to Licensee. If Licensee agrees with the determination, Licensee shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4F(i); provided, however, if Licensee contests the validity of any such deficiency, the parties shall, within ninety (90) days of notice of disagreement, submit the results of the review and information deemed relevant by Licensee, to an independent third party to resolve the dispute. Such third party shall be a nationally recognized accounting firm and the costs associated with the review performed by any such firm shall be divided and paid equally by the parties.

D. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties due for that year, then Licensee shall be responsible for paying WARF’s reasonable, documented out-of-pocket expenses incurred with respect to such review. Upon the expiration of four (4) years following the end of any calendar year, the calculation of royalties in respect of such calendar year shall be binding and conclusive upon WARF; provided, however, such limitation shall not apply to any instance of fraud, gross negligence or intentional misrepresentation with respect to the Licensee’s calculation of royalties hereunder.

Section 7. Term and Termination.

A. The term of this Agreement and the licenses granted hereunder shall begin on the effective date of this Agreement and continue until: (i) this Agreement is terminated as provided herein, or (ii) on a country-by-country basis, until the date that no Licensed Patent with respect to a given country remains an enforceable patent.

B. Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C. If Licensee at any time defaults in the timely payment of any monies due to the Licensors or commits any material breach of any other material covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or, if such breach is not remediable within such ninety (90) day period, Licensee fails to undertake reasonable steps to remedy such breach within such ninety (90) day period, or if Licensee commits any act of bankruptcy, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, WARF may, at its option, within ninety (90) days of the discovery of the event giving rise to the right to terminate this Agreement, elect to terminate this Agreement by giving notice of such termination to Licensee; provided, however, that time is of the essence with respect to WARF’s option to terminate within the referenced ninety (90) day period. WARF shall exercise its option to terminate this Agreement within the ninety (90) day period or such option shall terminate.

D. Upon the termination of this Agreement, and subject to Section 7D below, Licensee shall remain obligated to provide an accounting for and to pay royalties earned up to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

E. Upon termination of this Agreement by WARF or Licensee, Licensee shall provide WARF with a written inventory of all Products in the process of being manufactured, in use, in stock, or otherwise under Licensee’s control, for which the Licensed Patents have not expired. Licensee shall have the privilege of disposing of such inventory of Products within a period of one hundred and eighty (180) days of such termination, and any such dispositions shall bear royalties if royalties would otherwise have been payable on such Products under this Agreement. Licensee will also have the right to complete performance of all contracts requiring practice of the technology claimed in the Licensed Patents or the use of Products within and beyond said one hundred eighty (180) day period, provided that the remaining term of any such contract does not exceed beyond one (1) year from the effective date of the termination of this Agreement and any such contract shall bear royalties as set forth in this Agreement. All Products for which the Licensed Patents have not expired which are not disposed of as provided above shall be delivered to WARF or destroyed, in WARF’s sole discretion, at Licensee’s sole expense.

F. Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

G. Upon expiration of this Agreement due to the expiration of all Licensed Patents with respect to a particular jurisdiction, Licensee shall have the unrestricted royalty-free right to develop, make, have made, use, market, distribute, import, offer for sale and sell Products in such jurisdiction.

Section 8. Assignability.

This Agreement may not be transferred or assigned by Licensee without the prior written consent of WARF. Notwithstanding the foregoing, Licensee may assign this Agreement or otherwise transfer its rights hereunder without such consent to the following parties: (a) a successor to Licensee’s business by sale, exchange, transfer, merger or consolidation, or a successor to that portion of Licensee’s business that pertains to the subject matter of the Licensed Patents, or (b) any entity or entities controlled by, controlling or under common control with Licensee, where control means ownership of more than fifty percent (50%) of the entity’s outstanding equity or the ability to control the entity through voting shares or otherwise; provided that such assignee or transferee agrees to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of each of WARF, Yeda, and Licensee, and each of their respective successors and assigns.

Section 9. Contest of Validity.

In the event Licensee or any Sublicensee contests the validity or enforceability of any Licensed Patent, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10. Patent Enforcement and Infringement Defense.

A. Each party shall inform the other parties promptly in writing of any alleged infringement of the Licensed Patents by a third party, of which it becomes aware, and any available evidence thereof. WARF maintains the sole right to prosecute, at its own expense, all infringements of the Licensed Patents, and to settle any such suit or action, provided that such settlement does not: (i) subject Licensee to any non-indemnified liability, (ii) admit fault or wrongdoing on the part of Licensee, or (iii) permit continuing use of or grant of any on-going rights that conflict with the license granted to Licensee under this Agreement. Upon WARF’s request, Licensee shall take action, join in an action and otherwise provide WARF with such assistance and information as may be useful to WARF in connection with such action (if the cause of action arose during the term of this Agreement and WARF reimburses Licensee for Licensee’s reasonable out-of-pocket expenses).

B. If: (i) within six (6) months after having been notified by Licensee of an alleged infringement of the Licensed Patents in the Licensed Field and Licensed Territory, WARF has not been successful in persuading the alleged infringer to desist, or has not brought and is not diligently prosecuting an infringement action with respect to such alleged infringement; or (ii) if WARF notifies Licensee at any time prior thereto of its intention not to bring suit or to seek a settlement with respect to such infringement or to take reasonable action against any alleged infringer, then, and only in those events and subject to the prior written consent of WARF, such consent not to be unreasonably withheld, conditioned or delayed, Licensee shall have the right, but not the obligation, to prosecute at its own expense any infringement of the Licensed Patents in the Licensed Field and Licensed Territory. Licensee may, for such purposes, use the name of the Licensors as party plaintiffs; provided that Licensee shall permit Licensors the opportunity to cooperate and jointly participate in such action and Licensee agrees to take into account the reasonable concerns and requests of the Licensors in such action. During said litigation, Licensee shall act in good faith to preserve the right, title and interest of the Licensors in and to the Licensed Patents, shall keep the Licensors advised as to the status of the litigation and shall not enter into a settlement of such litigation without first allowing WARF the option of either approving the settlement or of continuing the litigation at WARF’s expense (upon payment to Licensee of its out-of-

pocket costs and expenses of the litigation). Licensee shall bear all costs and expenses of any suit brought under this Section 10B, and Licensee shall keep any recovery or damages for past infringement derived therefrom; provided, however, that if Licensor becomes involved in such litigation, the parties agree to equitably allocate any recovery or damages awarded based upon the applicable economics of this Agreement and the relative contribution of the parties to such litigation. Nothing herein shall permit or allow Licensee to commence any action for infringement of the Licensed Patent for any activity allowed under a settlement arrangement entered into by the Licensors in good faith with a third party infringer. WARF reserves the right to select and retain counsel of its own to preserve and defend the rights and interest of the Licensors in the Licensed Patents.

Section 11. Patent Marking.

Licensee and its Sublicensees shall mark all Products or Product packaging with the appropriate patent number reference if and as may be necessary to comply with the requirements of U.S. law, 35 U.S.C. § 287.

Section 12. Product Liability; Conduct of Business.

A. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensors and the inventors of the Licensed Patents (the “Indemnified Parties”; each, an “Indemnified Party”) harmless against all third party claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products manufactured, used, or sold by Licensee or any Sublicensee, provided that Licensee shall not be obligated to indemnify any Indemnified Party to the extent any such claim results from the negligence, intentional misconduct, breach of this Agreement, or the failure to comply with any applicable laws, rules, and regulations by an Indemnified Party or any third party under an Indemnified Party’s reasonable control. Each Indemnified Party shall, at all times, have the right to select and retain counsel of its own to defend its interests.

B. The Indemnified Parties agree to give Licensee prompt written notice of any matter with respect to which any Indemnified Party intends to claim indemnification hereunder. The Indemnified Parties shall permit Licensee, at its discretion, to settle any such action, claim or liability and agree to the complete control of such defense or settlement by Licensee; provided, however, that such settlement does not adversely affect the Indemnified Parties, or any property rights of the Indemnified Parties, or impose any obligation on the Indemnified Parties in addition to those set forth in this Agreement. Each Indemnified Party shall cooperate fully with Licensee in the investigation and defense of any matter for which indemnification is claimed hereunder.

C. Licensee warrants that it now maintains and will continue to maintain such liability insurance coverage as it reasonably deems appropriate to the risk involved in developing or marketing the products subject to this Agreement, and that such insurance coverage is sufficient to cover the Licensors and inventors of the Licensed Patents. WARF shall provide Licensee with the names of such inventors of the Licensed Patents. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that the coverage is being maintained. In addition, Licensee shall use commercially reasonable efforts to provide WARF with at least thirty (30) days prior written notice of any material reduction in or cancellation of the insurance coverage.

Section 13. Use of Names.

Neither Licensee nor its Sublicensees shall use WARF’s name, Yeda’s name, the name of any inventor of the technology governed by this Agreement, or the name of the University of Wisconsin or the Weizmann Institute of Science in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used, provided that, notwithstanding anything to the contrary in this Agreement, Licensee shall have the right to identify Licensors as the licensors hereunder and the inventors of the technology licensed hereunder as the inventors thereof and to describe the technology licensed hereunder. WARF acknowledges Licensee’s intent to issue a press release regarding this Agreement and the technology licensed hereunder after execution of the Agreement. Licensee shall have the right to disclose, under conditions of confidentiality, the terms of this Agreement to prospective investors, sublicensees, investment bankers, attorneys, auditors, and regulatory authorities in connection with its financing, auditing, regulatory, development, licensing, partnership, and stockholder relations activities. In addition, Licensee shall have the right to disclose the terms of this Agreement as Licensee may deem to be required in any prospectus, offering memorandum, or other document or filing prepared in connection with its compliance obligations under applicable securities law or other applicable law or regulation.

Section 14. United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee or any of its sublicensee shall be subject to such right.

Section 15. Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

Section 16. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation
Attn: Managing Director
614 Walnut Street
Madison, Wisconsin 53726

(b)	Yeda Research and Development Co. Ltd.
Attn: President
P.O. Box 95
Rehovot, 76100, Israel

(c)	Inspire Pharmaceuticals, Inc.
Attn: General Counsel
4222 Emperor Boulevard, Suite 200
Durham, NC 27703

Section 17. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18. Confidentiality.

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties hereto agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep confidential and shall not disclose or use for any purpose other than as permitted under this Agreement any confidential information furnished to it by the other party pursuant to this Agreement. “Confidential Information” shall include Licensee’s development plan, development reports, and royalty reports, any information reviewed by or on behalf of WARF under Section 6 hereof, the Licensed Patents, and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties. Except as may be authorized in advance in writing by WARF, Licensee shall grant access to the Confidential Information of WARF and Yeda only to its Sublicensees and those employees, consultants, and contractors of Licensee and its Sublicensees involved in research, development or other activities relating to Products or the Licensed Patents who are under conditions of confidentiality, and to prospective investors, sublicensees, investment bankers, auditors, attorneys, and regulatory authorities in connection with its financing, regulatory, product development, and business development activities. Licensee shall use commercially reasonable efforts to require its Sublicensees and all such employees, consultants, contractors, prospective investors, sublicensees, investment bankers, auditors, attorneys, and regulatory authorities (if possible), to be bound by terms of confidentiality no less restrictive than those set forth in this Section 18. Licensee shall use such Confidential Information only in the course of exercising the rights granted under this Agreement or in the fulfillment of the obligations entered into hereunder. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) WARF, Yeda, Licensee or its Sublicensees can show by written record that it possessed the information prior to its receipt from the other party;

(ii) the information was already available to the public or became so through no fault of WARF, Yeda, Licensee or Sublicensees; or

(iii) the information is subsequently disclosed without obligation of confidentiality to WARF, Yeda, Licensee or Sublicensees by a third party that has the right to disclose it free of any obligations of confidentiality or

(iv) the recipient can demonstrate by written record was developed by or for the recipient independently of the disclosure of information by the other party.

Section 19. Authority.

The persons signing on behalf of Licensors and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Carl E. Gulbrandsen	Date: November 2, 2004
Carl E. Gulbrandsen, Managing Director

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Chrsity L. Shaffer	Date: November 1, 2004
Christy L. Shaffer, Chief Executive Officer

Reviewed by WARF’s Attorney:

/s/ David M. Kettner, Esq.	Date: October 29, 2004
David M. Kettner, Esq.

(WARF’s attorney shall not be deemed a signatory to this Agreement.)

WARF Ref: Kaufman – P95212US

APPENDIX A

A. “Date of First Commercial Sale” shall mean the date when cumulative sales to the retail market of Products exceeds $50,000.

B. “Development Report” shall mean a written account of Licensee’s progress under the development plan having at least the information specified on Appendix D to this Agreement, which shall be sent to the address specified on Appendix D.

C. “Licensed Field” shall be limited to ocular human therapeutics.

D. “Licensed Patents” shall refer to and mean those patents listed on Appendix B attached hereto in the Licensed Territory, and any subsequent patents owned by WARF or YEDA in a country in the Licensed Territory, including any reissues, reexaminations, renewals, extensions, divisions, continuations or requests for continued examinations, but only to the extent they claim inventions claimed in a patent listed on Appendix B.

E. “Licensed Territory” shall be limited to the United States, its territories and possessions and those countries or regions for which patents are included on Appendix B.

F. “Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements solely for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties, and the parties agree that the permitted right to practice and use reserved under rights related to Non-Commercial Research Purposes shall not include the ability of any person or entity to perform sponsored research wherein the sponsor receives a right, whether actual or contingent, direct or indirect, license, option or otherwise, to the results of the sponsored research or to any proprietary property or intellectual property or property rights derived directly from such sponsored research.

G. “Products” shall refer to and mean any and all products the use or sale of which would, but for the licenses granted under this Agreement, otherwise constitute infringement of any Valid Claim of the Licensed Patents.

H. “Selling Price” shall mean, in the case of Products that are sold or licensed, the invoice price to the end user of Products less any (i) shipping, postage, freight, and insurance costs, (ii) allowances, rebates, credits and refunds for returned or defective Products, (iii) allowances, rebates, credits, discounts and refunds for normal trade and quantity concessions, (iv) sales taxes, and other taxes or duties related to product sales (excluding income taxes), (v) chargeback payments and rebates (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (vi) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Products and/or currency (to make royalty payments) into or out of any country in the Licensed Territory. Notwithstanding the foregoing, the Selling Price shall not include, and shall be deemed zero with respect to: (1) the distribution of reasonable quantities of promotional samples of Products distributed for the sole purpose of promoting that Product, or (2) Products provided for clinical trials or research purposes. The Selling Price for a Product that is transferred to a third party for promotional purposes without charge in excess of what is reasonable according to industry standards, or for promoting another product, shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter.

I. “Sublicensee” shall mean any party who is granted a license by Licensee under the rights granted to Licensee under this Agreement.

J. “Valid Claim” shall mean any claim in an issued and unexpired patent included within the Licensed Patents which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or that remains unappealable or unappealed within the time allowed for appeal, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

CYTOSKELETAL ACTIVE AGENTS FOR GLAUCOMA THERAPY (Paul L. Kaufman and Benjamin Geiger)

P95212US	UNITED STATES	5,798,380	8/25/1998	08/604,568

P95212WO	PCT	—	—	US97/02709

P95212IL	ISRAEL	125735	12/18/2003	125735

CYTOSKELETAL ACTIVE AGENTS FOR GLAUCOMA THERAPY (Paul L. Kaufman and Benjamin Geiger)

P98048US	UNITED STATES	6,110,912	8/29/2000	09/022,228

CYTOSKELETAL ACTIVE AGENTS FOR GLAUCOMA THERAPY (Paul L. Kaufman and Benjamin Geiger)

P01051US	UNITED STATES	6,586,425	7/1/2003	09/772,412

APPENDIX C

WARF ROYALTY REPORT

Licensee:	Agreement No:

Inventor:	P#: P

Period Covered:	From: / /	Through: / /

Prepared By:	Date:

Approved By:	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:    ☐     Single Product Line Report:

                ☐ Multiproduct Summary Report.    Page 1 of          Pages

                ☐ Product Line Detail. Line:                      Tradename:                      Page:

Report Currency:    ☐    U. S. Dollars            ☐     Other

	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
Country					This Year	Last Year
U.S.A.

Canada

Europe:

Japan

Other:

TOTAL:

Total Royalty:                      Conversion Rate:                      Royalty in U.S. Dollars:   $

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:             Q2:             Q3:             Q4:

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

APPENDIX D

(a)	DEVELOPMENT REPORT

A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).

1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.	Future Development Activities (4-8 paragraphs).

1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2. Estimated total development time remaining before a product will be commercialized.

D.	Changes to initial development plan (2-4 paragraphs).

1. Reasons for change.

2. Variables that may cause additional changes.

E.	Items to be provided if applicable:

1. Development work being performed by third parties other than Licensee to include name of third party and type of work.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation

Attn.: Contract Coordinator

614 Walnut Street

P.O. Box 7365

Madison, WI 53707-7365

APPENDIX E

DEVELOPMENT PLAN

Licensee agrees that it will evaluate H-7, latrunculinat A and/or latrunculin B along with internally synthesized compounds and compounds from external sources to identify the optimal compound to develop and market as a human therapeutic agent. The licensee will strive to make a determination of which compound(s) to pursue into development no later than [CONFIDENTIAL], 2006. This evaluation will include an assessment of the preclinical safety/efficacy of the various compounds, preliminary formulation/stability evaluations, evaluation of the complexity and cost of manufacturing of the bulk drug, and other standard preclinical evaluations. In the event a compound is identified in this timeframe, the Licensee will make every reasonable efforts to pursue the following activities within the following timelines:

1. Formulation optimization and GLP toxicology testing will be initiated on or about [CONFIDENTIAL].

2. Phase I clinical trials with the final formulation will be completed on or about [CONFIDENTIAL].

3. Phase II clinical trials will be completed on or about [CONFIDENTIAL].

4. Phase III clinical trials will be completed on or about [CONFIDENTIAL].

5. Submission of an NDA with FDA will be completed on or about [CONFIDENTIAL].

6. NDA approval and product launch would be expected by [CONFIDENTIAL].

The milestones described, and dates estimated, above are based upon Licensee’s good faith belief as to the time required to achieve each of the designated milestones. To the extent any early milestone is not achieved, the subsequent milestones will be delayed. No guaranty is made that the dates will be achieved. Licensee shall not be in violation of any provision of this License as a result of changing any anticipated milestone or failing to meet any anticipated milestone. It is the understanding of the parties that drug development is complex, and that forecasting events related to the success of drug development may be affected, positively or adversely, by many factors that may or may not be under the control of Licensee. Factors that may have significant impacts on the timely achievement of any milestone include the responsiveness of the FDA, and any development or marketing conditions that may be imposed upon the Licensee by the FDA or any similar foreign regulatory body.